Exhibit 10.7

AMENDMENT NO.1 TO CRUDE TALL OIL AND
BLACK LIQUOR SOAP SKIMMINGS AGREEMENT

This Amendment No.1 (this “Amendment”) to the Supply Agreement, dated as of March 1, 2017 (the “Effective Date”), is entered into by and between WestRock Shared Services, LLC and WestRock MWV, LLC, on behalf of the affiliates of WestRock Company (“Seller”), and Ingevity Corporation, a Delaware corporation (“Buyer”).

WHEREAS, Seller and Buyer previously entered into that certain Crude Tall Oil and Black Liquor Soap Skimmings Agreement, effective as of January 1, 2016 (the “Agreement”; capitalized terms used herein but not defined herein shall have the meanings given them in the Agreement); and

WHEREAS, Buyer and Seller desire to amend the Agreement as detailed below.

NOW THEREFORE, in consideration of the mutual premises and covenants contained herein and intending to be legally bound hereby, the Parties agree that the Agreement is amended as follows:

1.Removal of Tres Barras, Santa Catarina, Brazil Mill.

A.    Effective on March 1, 2017 (the “Release Date”), Buyer and Seller agree to remove the Tres Barras, Santa Catarina Brazil Mill (the “Brazil Mill”) from the Agreement. The removal of the Brazil Mill from the Agreement shall not release either Party from the obligation to pay any sum that may be owing to the other Party (whether then or thereafter due) or operate to discharge any liability that had been incurred by either Party prior to such removal. Buyer and Seller agree that in order to effect the removal of the Brazil Mill from the Agreement, on the Release Date:

i.	The reference to “Tres Barras, Santa Catarina Brazil” is deleted from Section 1(B);

ii.	Sections 2(D)(i) and 3(D) and Exhibit E are deleted from the Agreement and replaced with “RESERVED”;

iii.	The reference to “Brazil” is deleted from Section 16;

iv.	In the table contained in Exhibit B, the reference to “Tres Barras, Brazil” and the accompanying information is deleted; and

v.	The reference to “Note 3” is deleted from Exhibit B.

B.    Brazilian Local Agreement. Seller and Buyer shall cause their respective affiliates, to sign the Mutual Termination Agreement, attached as Exhibit A hereto.

C.    Payment. As consideration for Seller agreeing to remove the Brazil Mill from the Agreement, Buyer shall pay Seller Two Hundred Fifty Thousand Dollars ($250,000), payable within thirty (30) days of the Effective Date.

2.Amendment to Section 1(E). Section 1(E) of the Agreement is amended by deleting such Section in its entirety and replacing it with the following:

E.	Freight:

Exhibit 10.7

(i) Buyer is responsible for determining the mode of transportation and for providing suitable tank trucks, rail cars or barges for shipments of one hundred percent (100%) of the Products from the Mills.  All freight charges, insurance, demurrage and all other expenses incident thereto are for Buyer’s account; provided that, if Buyer incurs third party demurrage charges due to Seller’s delay, then Seller shall reimburse Buyer for such charges.  Seller will make commercially reasonable efforts to fully load tank trucks or rail cars to minimize total cost of transportation.

(ii)Buyer may request and Seller shall provide a credit for underfilled vehicles (tank trucks and/or railcars) as follows:

a.
CTO:  Minimum Product weight in pounds for tank truck deliveries is 45,600.  Minimum Product weight in pounds for rail cars will be calculated as 95% of the volume capacity rating, by gallons, of the individual railcar used multiplied by 8.0 pounds/gallon.

b.
BLSS: Minimum Product weight in pounds for tank trucks is 42,750 for tank trucks originating from the Demopolis, Florence, and Panama City Mills. Minimum Product weight in pounds for tank trucks is 39,900 for tank truck originating from the Evadale Mill.

(iii) In the event that the Parties determine to: (A) ship BLSS from Mills not referenced above; (B) shipment BLSS by rail car, or (C) ship Products by barge, then the Parties shall mutually agree in writing on the minimum weight for such shipment mode.
(iv) If the Product weight as listed on Seller’s invoices for either tank trucks or rail cars (“Actual Weight”) is less than the applicable minimum weight indicated above (the “Minimum Weight”), Buyer may request and Seller shall provide a credit equal to (Buyer’s actual freight cost for such shipment divided by the Minimum Weight) multiplied by the (the Minimum Weight – the Actual Weight). If Buyer disagrees with Seller’s calculation of the Actual Weight, Seller shall provide Buyer with the opportunity to inspect the measuring process and equipment, to verify the disparity. This credit calculation report will be generated by Buyer and sent to Seller on an excel spreadsheet substantially in the form of Exhibit K hereto at the time of the other calculations for amounts payable pursuant to Exhibit G of this Agreement, or credit shall be deemed waived. Seller will provide the applicable credit as a credit memo to Buyer for use within thirty (30) days from receipt of such report against applicable invoices from Seller (or, if the Agreement has terminated, will reimburse Buyer), as provided herein.
For example:

1.  CTO tank truck shipment with an Actual Weight of 41,700 lbs. Minimum Weight is 45,600. Seller will provide Buyer with a credit as follows:  $1,200 actual freight cost / 45,600 lbs. * (45,600 lbs-41,700 lbs.) = $102.63.

Exhibit 10.7

2.  BLSS tank truck shipment from Florence mill with an Actual Weight of 37,750 lbs. Minimum Weight is 42,750 lbs. Seller will provide Buyer with a credit as follows: $1,500 actual freight cost / 42,750 lbs. * (42,750 lbs. – 37,750 lbs.) = $175.44.

3.  CTO rail car # GATX032026, which is rated for 20,460 gallons capacity, with an Actual Weight of 150,056 lbs. Minimum Weight is 155,496 lbs. (20,460 gallons * 8.0 lbs./gallon*.95) Seller will provide Buyer with a credit as follows: $5,000 actual freight cost/ 155,496 lbs. * (155,496 lbs-150,056 lbs.) = $174.92.

(v) Buyer and Seller will work in good faith to enable transportation by barge as is appropriate and mutually agreed.  The initial cost to develop and construct infrastructure for barge shipments shall be borne by Buyer and the maintenance costs for such infrastructure shall be as agreed in writing.

3.    Continuing Effect. Except as expressly modified herein, all other terms and conditions of the Agreement will remain in full force and effect. All references in the Agreement to “the Agreement” or “this Agreement” shall be deemed a reference to the Agreement as amended by this Amendment. Furthermore, this Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. A signature sent by electronic or facsimile transmission shall be as valid and binding upon the Party as an original signature of such Party.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the Effective Date.

INGEVITY CORPORATION	WESTROCK SHARED SERVICES, LLC

By:_/S/ S. Edward Woodcock, Jr.____	By:_/S/ John D. Stakel_
Name: S. Edward Woodcock, Jr.	Name: John D. Stakel
Title: EVP & President, Performance Materials	Title: Senior Vice President
Date: March 1, 2017	Date: March 8, 2017

WESTROCK MWV, LLC

By:_/S/ John D. Stakel_
Name: John D. Stakel
Title: Senior Vice President
Date: March 8, 2017

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